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                                                                    Exhibit 99.1


                          BEACON CAPITAL PARTNERS, INC.
                               One Federal Street
                           Boston, Massachusetts 02110
                                 (617) 457-0400

Contact: Randy J. Parker                                   FOR IMMEDIATE RELEASE
Chief Financial Officer


                        BEACON CAPITAL PARTNERS ANNOUNCES

                              RECENT PROPERTY SALES

                 SPECIAL DIVIDEND OF $1.00 PER SHARE TO BE PAID

BOSTON, July 11, 2001 - Beacon Capital Partners, Inc. announced today that it has completed recent property sales that include a substantial portion of the Dallas Office and Industrial Portfolio as well as the office component of the Fort Point Place project located in Boston.

The Dallas properties were sold in two separate transactions. On June 6, 2001, five research & development/industrial buildings and one office building comprising approximately 343,000 square feet, were sold for $15.3 million to an affiliate of RMB Investments, Inc. On June 15, 2001, six office buildings comprising approximately 775,000 square feet, were sold for $48 million to Landgem Office I, Ltd. Following these transactions, two research & development buildings totaling approximately 217,000 square feet remain in the portfolio. Beacon Capital Partners acquired the Dallas Office & Industrial Portfolio in July 1998, for approximately $91.2 million.

The Fort Point Place office buildings were sold on July 10, 2001 for $29.5 million to an affiliate of Lend Lease Corporation. Beacon Capital Partners acquired the two office buildings, totaling approximately 145,000 square feet, with two additional buildings in July 1999 for a total of $24.3 million. The two other buildings, comprising 137,000 square feet, were converted to 120 residential condominiums. As of June 30, 2001, approximately 93% of the condominium units had been sold.

As a result of the sales, Beacon Capital Partners will make a special dividend distribution to its shareholders. The distribution, amounting to $1.00 per share, will be paid to shareholders of record as of July 18, 2001. The payment date for the dividend is July 27, 2001. For purposes of determining the taxability of this dividend, the Company estimates that 100% is considered a return of capital. This is only a current estimate, and a final determination of the taxability of dividends for 2001 will be reported on Form 1099-DIV to be issued by the Company in January 2002.

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Thus far, for calendar year 2001, (including the current dividend) the Company has distributed total cash dividends of $10.00 per share. These distributions are largely a result of the sale of various real estate assets in accordance with an Asset Sale Plan that was formally approved by shareholders on April 4, 2001.

Beacon Capital Partners, Inc. is a real estate investment company formed in January, 1998, by Alan M. Leventhal, Chairman and CEO, and Lionel P. Fortin, President and COO. The company is based in Boston, Massachusetts, and has a regional office in Los Angeles.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the Federal securities law. Although Beacon Capital Partners, Inc. believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, the Company can give no assurance that its expectations will be achieved. Factors that could cause actual results to differ materially from current expectations include general economic conditions, local real estate conditions, timely release of occupied square footage upon expiration, interest rates, availability of equity and debt financing and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.